Exhibit 99.1

PRESS RELEASE

DOLLAR TREE STORES, INC.
REPORTS FIRST QUARTER NET EARNINGS PER DILUTED SHARE OF $0.31

CHESAPEAKE, Va. - May 24, 2006 - Dollar Tree Stores, Inc. (NASDAQ: DLTR), the nation's leading operator of single-price point dollar stores, reported net earnings per diluted share of $0.31, for the fiscal first quarter ended April 29, 2006, an increase of 19.2% over the $0.26 earnings per diluted share for the same period, one year ago. Sales for the quarter were $856.5 million, a 14.3% increase compared to $749.1 million, for the same period, one year ago. Comparable store sales increased 4.0% for the quarter.

“Increased traffic and continued growth of our average ticket produced comparable store sales and earnings at the high end of our guidance,” said President and CEO Bob Sasser. “Our Easter seasonal sell-through improved and our inventory is well balanced as we enter the summer season.”

For the first quarter, gross margin was 33.4%, compared to the 33.9% in last year’s first quarter. The decrease in rate reflects a slight shift in the merchandise mix to lower margin consumables and the impact of increasing transportation costs primarily due to higher fuel prices. The decline in merchandise margins was partially offset by the leverage of buying, distribution, and occupancy costs attributable to the comparable store sales increase.

Selling, general and administrative expenses, as a percentage of sales, were 27.2% in the first quarter of 2006, compared to 27.5% in the same quarter last year. The improvement in rate reflects leverage from the positive same store sales, savings in benefit costs and workers compensation, as well as the Company’s continued focus on expense control.

Operating margin in this year’s first quarter was 6.2%, versus 6.4% for the same period, one year ago.

The Company also completed the acquisition of 138 Deal$ stores during the quarter and the integration plan for the business is on track.

During the first quarter of 2006, the Company bought approximately 1.9 million shares of its common stock for $50.2 million.

The Company estimates sales for the second quarter of 2006 to be in the range of $855 - $875 million, based on a flat to low single digit positive comparable store sales increase. Based upon this sales forecast, diluted earnings per share are estimated to be in the range of $0.24 to $0.27.

Full year sales are now forecasted to be in the range of $3.855 to $3.940 billion while diluted earnings per share is expected to be $1.70 to $1.82, which includes the impact of the Company’s share repurchase efforts during the first quarter of 2006.

On Wednesday, May 24, 2006, the Company will host a conference call to discuss its earnings results at 9:00 a.m. EDT. The telephone number for the call is 703-639-1124. A recorded version of the call will be available until midnight Wednesday, May 31, and may be accessed by dialing 703-925-2533, and the access code is 894605. A webcast of the call, powered by Vcall, is accessible through Dollar Tree's website, www.DollarTree.com/medialist.cfm, as well as at www.investorcalendar.com, and will remain on-line until midnight Wednesday, May 31. Any financial and statistical information related to the call can be accessed through the “Investor Relations / SEC Filings / Non-GAAP Measures” section of Dollar Tree’s website.

The Company’s regular, pre-recorded business update will be available Thursday, July 6, 2006, by 5:00 p.m. EDT, and will remain on-line through Monday, July 10, 2006. Interested parties can access the Company’s update by dialing (757) 321-5873.

As of April 29, 2006, Dollar Tree operated 3,119 stores in 48 states. During the first quarter, Dollar Tree opened 74 stores, closed 7 stores, expanded or relocated 30 stores, and acquired 138 Deal$ stores. The Company’s retail selling square footage totaled approximately 25.0 million at April 29, 2006, a 17.4% increase compared to a year ago.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS: This press release contains "forward-looking statements" as that term is used in the Private Securities Litigation Reform Act of 1995. Forward looking statements address future events, developments or results and typically use words such as believe, anticipate, expect, intend, plan, forecast, or estimate. For example, our forward-looking statements include statements regarding second-quarter and full year sales and second-quarter and full year diluted earnings per share. For a discussion of the risks, uncertainties and assumptions that could affect our future events, developments or results, you should carefully review the “Risk Factors,” "Business," and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections in our Annual Report on Form 10 - K filed April 12, 2006. In light of these risks and uncertainties, the future events, developments or results described by our forward looking statements in this document could turn out to be materially and adversely different from those we discuss or imply. We are not obligated to release publicly any revisions to any forward looking statements contained in this press release to reflect events or circumstances occurring after the date of this report and you should not expect us to do so.

CONTACT:	Dollar Tree Stores, Inc., Chesapeake
Timothy J. Reid
757-321-5284
www.DollarTree.com

DOLLAR TREE STORES, INC.
Condensed Consolidated Income Statements
(Dollars in millions, except per share data)

	First Quarter ended
	April 29,	April 30,
	2006	2005

Net sales	$856.5	$749.1

Cost of sales	570.4	494.8

Gross profit	286.1	254.3
	33.4%	33.9%

Selling, general & administrative expenses	232.7	206.2
	27.2%	27.5%

Operating income	53.4	48.1
	6.2%	6.4%

Interest expense, net	(0.8)	(1.3)

Income before income taxes	52.6	46.8
	6.1%	6.2%

Income tax expense	19.7	17.8

Net income	$32.9	$29.0
	3.8%	3.9%

Net earnings per share:
Basic	$0.31	$0.26
Weighted average number of shares	106.3	111.3

Diluted	$0.31	$0.26
Weighted average number of shares	106.8	111.8

DOLLAR TREE STORES, INC.
Condensed Consolidated Balance Sheets
(Dollars in millions)

	April 29,	Jan. 28,	April 30,
	2006	2006	2005

Cash and cash equivalents	$64.2	$65.8	$65.5
Short-term investments	223.2	274.0	104.7
Merchandise inventories	633.8	576.5	644.3
Other current assets	25.0	27.4	39.4
Total current assets	946.2	943.7	853.9

Property and equipment, net	702.9	681.8	686.3
Intangibles, net	144.8	129.3	131.3
Other assets, net	43.9	43.6	23.1

Total assets	$1,837.8	$1,798.4	$1,694.6

Current portion of long-term debt	19.0	19.0	19.0
Accounts payable	187.3	135.6	137.8
Other current liabilities	103.7	99.2	102.4
Income taxes payable	34.5	41.7	31.4
Total current liabilities	344.5	295.5	290.6

Long-term debt, excluding current portion	250.0	250.0	250.0
Other liabilities	75.9	80.6	85.3

Total liabilities	670.4	626.1	625.9

Shareholders' equity	1,167.4	1,172.3	1,068.7

Total liabilities and shareholders' equity	$1,837.8	$1,798.4	$1,694.6

STORE DATA:
Number of stores open at end of period	3,119	2,914	2,791
Total selling square footage (in millions)	25.0	23.0	21.3

DOLLAR TREE STORES, INC.
Condensed Consolidated Statements of Cash Flows
(Dollars in millions)

	First Quarter Ended
	April 29,	April 30,
	2006	2005

Cash flows from operating activities:
Net income	$32.9	$29.0
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	36.3	32.5
Other non-cash adjustments	(5.5)	(4.9)
Changes in working capital	13.8	(25.4)
Total adjustments	44.6	2.2
Net cash provided by operating activities	77.5	31.2

Cash flows from investing activities:
Capital expenditures	(42.5)	(33.9)
Purchase of short-term investments	(178.6)	(106.1)
Proceeds from maturities of short-term investments	229.4	212.7
Purchase of Deals assets, net of cash acquired of $0.3	(50.8)	-
Purchase of restricted investments	-	(15.2)
Other	(0.1)	(2.9)
Net cash provided by (used in) investing activities	(42.6)	54.6

Cash flows from financing activities:
Principal payments under capital lease obligations	(0.1)	(1.7)
Proceeds from stock issued pursuant to stock-based
compensation plans	10.3	3.2
Payments for share repurchases	(47.8)	(128.3)
Other	1.1	-
Net cash used in financing activities	(36.5)	(126.8)
Net decrease in cash and cash equivalents	(1.6)	(41.0)
Cash and cash equivalents at beginning of period	65.8	106.5
Cash and cash equivalents at end of period	$64.2	$65.5

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